Exhibit 99.1

Westlake to Rationalize Certain North American Chlorovinyl and Styrene Assets

HOUSTON, December 15, 2025 — Westlake Corporation (NYSE: WLK) (“Westlake”) (the “Company”) announced today that the Company has approved a plan to cease operation of certain of the Company’s North American chlorovinyl production facilities, including:

•	its polyvinyl chloride (“PVC”) plant at the Aberdeen, Mississippi site, which has an annual capacity of approximately 1 billion pounds of suspension PVC resin;

•	its vinyl chloride monomer (“VCM”) plant at the Lake Charles, Louisiana North site, which has an annual capacity of approximately 910 million pounds of VCM; and

•	one of its diaphragm chlor-alkali units at the Lake Charles, Louisiana South site, which has an annual capacity of approximately 825 million pounds of chlorine and 910 million pounds of caustic soda.

The Company plans to continue supplying customers with PVC, VCM and chlor-alkali products from its seven other North American chlorovinyl facilities. Following the closures, the Company expects to have aggregate annual production capacity of approximately (i) 5,520 million pounds of suspension PVC globally, including 4,900 million pounds in North America, (ii) 7,630 million pounds of VCM globally, including 6,050 million pounds in North America, and (iii) 6,680 million pounds of chlorine and 7,510 million pounds of caustic soda globally, including 5,410 million pounds of chlorine and 6,100 million pounds of caustic soda in North America.

The Company also approved a plan to cease operation of its styrene production plant located at the Lake Charles, Louisiana site, which has an annual production capacity of approximately 570 million pounds of styrene.

Cessation of operations at the affected facilities is expected to take place in December 2025. The closures of the facilities are expected to result in a workforce reduction of approximately 295 employees. The Company expects it will incur total pre-tax costs of approximately $415 million related to the closures of the facilities consisting of noncash accelerated depreciation, amortization, and asset write-off charges of approximately $357 million, employee severance and separation costs of approximately $25 million, and other plant shut down costs of approximately $33 million.

“Given the persistent, challenging market conditions facing the global commodities chemicals industry, as part of our evaluation of business operations, we have made the difficult decision to cease operation of three units within our North American Chlorovinyls business and cease operations of our Styrene manufacturing unit, located in Lake Charles, Louisiana. We will continue to supply our chlorovinyl customers with products produced at our other North American Chlorovinyls manufacturing facilities,” said Westlake President and Chief Executive Officer Jean-Marc Gilson. “I want to recognize the dedication and contributions of all our employees, including the ones who will be leaving us. We appreciate their contribution over the years. We are committed to treating everyone impacted with respect and our focus is on supporting them through their transition.”

The Company expects to recognize a substantial portion of the non-cash accelerated depreciation, amortization, and asset write-off charges, employee severance and separation costs, and other plant shut down costs in the fourth quarter of 2025, although cash outflows are expected over several years through the completion of the anticipated closures.

CONFERENCE CALL

Westlake will host a conference call on Monday, December 15, 2025, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss the planned facility closures and to provide updates on its Performance & Essential Materials operating segment profitability improvement plan and its financial performance during the fourth quarter of 2025. Participants on the call will include Chief Executive Officer Jean-Mac Gilson, Chief Financial Officer Steve Bender and Chief Accounting Officer Jeff Holy. A slide presentation that accompanies the call will be available at https://investors.westlake.com/events-and-presentations/default.aspx.

To access the conference call, it is necessary to pre-register at https://register-conf.media-server.com/register/BI8d9b160883574afbb4b56c8652362df5. Once registered, you will receive a phone number and unique PIN number. A replay of the conference call will be available beginning two hours after its conclusion at https://investors.westlake.com/events-and-presentations/default.aspx.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer goods.

Contacts

Media Inquiries: Ben Ederington, 713-960-9111

Investor Inquiries: Steve Bender, 713-960-9111

Forward-Looking Statements

The statements in this press release that are not historical facts, including statements regarding the timing of the anticipated cessation of certain operations at the Aberdeen, Mississippi, Lake Charles, Louisiana North, Lake Charles, Louisiana South and Lake Charles, Louisiana Styrene sites, the anticipated effects of such closures on production capacity, the estimated pre-tax costs and expected cash outflows associated with a closure of such facilities and other effects of an anticipated closure, are forward-looking statements within the meaning of the U.S. securities laws. These forward-looking statements are subject to significant risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially, based on factors including, but not limited to, the ultimate cost of closure of such facilities, the outcome of consultations with unions and other risks and uncertainties. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 25, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, which was filed with the SEC on October 31, 2025.

###

3